April 7, 2015

Cardax, Inc.

2800 Woodlawn Drive, Suite 129

Honolulu, Hawaii 96822

Re:  Registration Statement on Form S-1

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-1 filed by Cardax, Inc., a Delaware corporation (the “Company”), in connection with the proposed registration by the Company of 52,012,049 shares of the common stock, $0.001 par value per share (the “Shares”). The Shares are included in a registration statement (the “Registration Statement”) on Form S-1 (Registration No. 333-195745) that was filed with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”). The Shares may be offered by the selling stockholders named in the Registration Statement (each, a “Selling Stockholder” and, collectively, the “Selling Stockholders”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined originals or copies, certified or identified to our satisfaction, of such public and corporate records, certificates and other documents and have considered such matters of fact and questions of law as we have deemed relevant or necessary as a basis for the opinions hereinafter expressed. We have assumed the authenticity of all documents submitted to us as originals and the genuineness of all signatures, the legal capacity of all persons. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company. We have further assumed the conformity to original documents of all documents submitted to us as certified, notarial, true, facsimile or photostatic or electronic copies, the authenticity of the originals of such copies and the accuracy and completeness of the information contained therein.

Based on the foregoing, subject to the qualifications and limitations set forth herein, we are of the opinion that the Shares to be offered by the Selling Stockholders have been duly authorized and are validly issued, fully paid and non-assessable.

HERRICK, FEINSTEIN LLP ● 2 Park Avenue, New York, NY 10016 ● Tel 212.592.1400 ● Fax 212.592.1500

A New York limited liability partnership including New York professional corporations

This opinion letter is limited to the General Corporation Law of the State of Delaware. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Herrick, Feinstein LLP
Herrick, Feinstein LLP